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Exhibit 5.4

[LETTERHEAD OF TAPIA LINARES Y ALFARO]

May 30, 2003

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
U. S. A.

RE: Registration Statement on Form S-4

Dear Sirs:

        In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed jointly by Carnival Corporation (the "Company") and Carnival plc with the United States Securities and Exchange Commission on May 30, 2003 pursuant to the Securities Act of 1933 (the "Act"), and the rules and regulations promulgated thereunder, we have been requested to render our opinion as the power of the Company to guarantee the obligations of Carnival plc being registered thereunder.

        The Registration Statement registers under the Act: (i) the amendment of Carnival plc's $284,750,000 aggregate principal amount of 7.30% Notes due 2007 (as amended, the "Notes") and Carnival plc's $192,000,000 aggregate principal amount of 7.875% Debentures due 2027 (as amended, the "Debentures" and, together with the Notes, the "Securities"), which have been issued under an Indenture (the "Indenture") among Carnival plc, P&O Princess Cruises International Limited and The Bank of New York, as trustee, dated as of October 23, 2000, to be amended by a Supplemental Indenture (the "Supplemental Indenture") among those same parties, which will be executed at the closing of the consent solicitation described in the Registration Statement ("Consent Solicitation"); and (ii) the issuance of a guarantee of Carnival plc's obligations under the Securities and the Indenture, as supplemented by the Supplemental Indenture, by the Company pursuant to the Carnival Corporation Deed of Guarantee between the Company and Carnival plc, dated as of April 17, 2003 (the "Carnival Corporation Guarantee"), as amended by the Agreement Relating to the Carnival Corporation Deed of Guarantee (the "Deed Agreement"), to be executed by the Company and Carnival plc at the closing of the Consent Solicitation.

        In connection with our opinion, we have examined the Registration Statement, the Carnival Corporation Guarantee, and the Deed Agreement. In addition, we have examined copies of the Articles of Incorporation and By-Laws of the Company and all amendments thereto, and copies of certain corporate records and documents. We have also examined and relied upon certificates, affidavits and advice from officers of the Company or from public officials, as to certain factual matters, as we have deemed necessary or appropriate for the purposes of this opinion.

        Based on the foregoing, we are of the opinion that:

  1.
  The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

  2.
  The Company has full power and authority under the laws of the Republic of Panama and its Articles of Incorporation to guarantee the Securities, to execute, deliver and perform its obligations under the Carnival Corporation Guarantee, as amended by the Deed Agreement, and to own, occupy, possess its properties and carry on its activities as described in the Registration Statement.

  3.
  The execution, delivery and performance of the Carnival Corporation Guarantee and the Deed Agreement have been duly authorized by all necessary corporate action by the Company.

  4.
  The execution, delivery and performance of the Carnival Corporation Guarantee and the Deed Agreement do not violate the Articles of Incorporation, Bylaws or other organizational documents of the Company or the laws of the Republic of Panama applicable thereto.

        We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.4 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

        We are practicing in the Republic of Panama and do not purport to be experts on the laws of any other jurisdiction other than Panamanian law and therefore we express no opinion as to the laws of any jurisdiction other than Panamanian law.

Very truly yours,

/s/ Mario E. Correa

Mario E. Correa

MEC/ocb

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  Exhibit 5.4
[LETTERHEAD OF TAPIA LINARES Y ALFARO]